PROSPECTUS and	PRICING SUPPLEMENT NO. 9
PROSPECTUS SUPPLEMENT, each	Dated 10 April 2007
Dated 14 October 2005	Commission File No.: 333-128071
CUSIP: 24422EQF9	Filed pursuant to Rule 424(b)(3)

U.S. $5,920,850,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES D

due from 9 Months to 30 Years from Date of Issue

The Medium-Term Notes offered hereby will be Fixed Rate Notes and senior securities as more fully described in the accompanying Prospectus and Prospectus Supplement and will be denominated in U.S. Dollars.

Principal Amount:	$400,000,000

Issue Price:	99.439% plus accrued interest from April 13, 2007 if settlement occurs after that date

Date of Issue:	13 April 2007

Maturity Date:	13 April 2017

Interest Payment Dates:	April and October 13 of each year commencing on October 13, 2007 and ending at Maturity

Regular Record Dates:	The fifteenth day (whether or not a Business Day) next preceding the applicable Interest Payment Date

Interest Rate:	5.50% PER ANNUM

Redemption Provisions:	None

Plan of Distribution:	Name	Principal Amount Of Notes

	J.P. Morgan Securities Inc.	$140,000,000

	Merrill Lynch, Pierce, Fenner & Smith Incorporated	140,000,000

	BBVA Securities Inc.	10,000,000

	BNP Paribas Securities Corp.	26,666,667

	BNY Capital Markets, Inc.	10,000,000

	Fifth Third Securities, Inc.	10,000,000

	HSBC Securities (USA) Inc.	26,666,667

	TD Securities (USA) LLC	26,666,666

	Santander Investment Securities, Inc.	10,000,000

	Total	$400,000,000

		The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 98.919%.

J.P. Morgan Securities Inc.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

BBVA Securities Inc.

BNP Paribas Securities Corp.

BNY Capital Markets, Inc.

Fifth Third Securities, Inc.

HSBC Securities (USA) Inc.

TD Securities (USA) LLC

Santander Investment Securities, Inc.

J.P. Morgan Securities Inc. and Merrill

Lynch, Pierce, Fenner & Smith Incorporated are

acting as Joint Book-Running
Managers.